Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 9th day of July, 2004 is entered into by Central Garden & Pet Company, a Delaware corporation (the “Company”), and James V. Heim (“Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company.

In consideration of mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Term of Employment: Executive will be employed by the Company for a period of three (3) years, subject to termination as set forth below.

2.	Start Date: Executive’s employment start date shall be August 20, 2004.

3.	Title; Capacity: Executive shall serve as President Pet Products. He shall perform those duties and responsibilities consistent with such position that are assigned to him by the Chief Executive Officer of the Company.

4.	Salary: The Company will pay the Executive a salary of $375,000 annually in accordance with the Company’s prevailing practices for executives of the Company. In addition, Executive will be eligible for an annual bonus each year, targeted at 50% of base compensation with a maximum payout of 100%. Actual payout will be based upon both the Executive’s and the Company’s performance.

5.	Benefits: Executive shall receive fringe benefits, including 401(k) and life insurance at one times base compensation (additional term life insurance may be purchased by the Executive) and shall participate in other benefit programs on substantially the same terms and conditions as are generally available to other executives of the Company. Such benefits shall include an automobile allowance of $1,000 per month and shall otherwise be generally comparable to the benefits currently offered to senior executives of the Company. Additionally, the Executive will be eligible for four (4) weeks vacation annually.

6.	Central Garden and Pet Restricted Stock and Stock Options: The Company will grant to Executive effective upon commencement of employment 15,000 shares of restricted stock and 20,000 stock options under the Company’s omnibus equity incentive plan. Such shares and stock options shall fully vest if Executive has been continuously employed by the Company from the date hereof with the following vesting schedule: 25% will vest following twenty-four (24), thirty-six (36), forty-eight (48) and sixty (60) months of continuous employment, respectively. Stock options expire at the end of 72 months.

James V. Heim Employment Agreement

7.	Reimbursement of Expenses: The Company will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement in accordance with the Company’s policies, upon presentation by Executive of documentation, expense statements, vouchers, and/or other supporting information as the Company may request.

8.	Incapacity: In the event that Executive becomes physically or mentally disabled or incapacitated such that it is the reasonable, good faith opinion of the Company that Executive is unable to perform the services required under this Agreement, then after four (4) months of continuous physical or mental disability, this Agreement will terminate; provided however, that during this four (4) month period, Executive shall be entitled to the continuation of his compensation as provided by this Agreement; however such continued payments by the Company shall be integrated with any disability, workers’ compensation, or other insurance payments received, such that the total amount does not exceed the compensation as provided by this Agreement. For purposes of this Agreement, physical or mental disability does not include any disability arising from alcoholism, drug abuse, or related issues.

9.	Termination by the Company for Cause: The Company may terminate Executive for cause. If Executive is terminated for cause, he will receive only his compensation earned pro rata to the date of his termination. All other benefits will cease on the date of Executive’s termination. Cause shall be defined as:

(a)	An act of fraud, embezzlement or theft;

(b)	An act or omission constituting negligence or misconduct which is materially injurious to the Company;

(c)	A violation of the Noncompetition Agreement between the parties contained herein;

(d)	A material violation of this Agreement by Executive, which is not cured within 30 days after written notice thereof; or

(e)	Executive’s disability or incapacity pursuant to Section 8 above.

(f)	Executive’s death.

10.	Termination by the Company Other Than for Cause: If the Company terminates Executive for any reason other than cause as defined in Section 9 hereof, Executive will continue to receive the compensation and benefits provided for in this Agreement through the term of employment provided in Section 1 hereof.

11.	Confidential Business Information: The Company has and will continue to spend significant time, effort and money to develop proprietary information which is vital to the Company’s business. In the course of Executive’s employment with the Company, he

James V. Heim Employment Agreement

will acquire certain proprietary information. Executive agrees that he will not disclose or utilize any confidential business information (not already otherwise made public or already in possession of the person to whom it was disclosed) or trade secrets to any competitor of the Company or any other person or entity outside the Company other than the agents representatives or consultants acting on behalf of the Company. Any confidential materials that come into Executive’s possession during his employment shall remain the exclusive property of the Company and shall be promptly returned to the Company upon any termination of employment.

12.	Separability: Each provision of this Agreement is separable and independent of the other provisions. If any part of this Agreement is found to be invalid, the remainder shall be given full force and effect as permissible by law.

13.	Complete Agreement: This Agreement constitutes the entire agreement between Executive and the Company regarding the subjects covered by this Agreement. No other agreement, understanding, statement or promise other than those contained in this Agreement is part of their employment agreement or will be effective. Any modification of this Agreement will be effective only if it is in writing and signed by the parties.

14.	Governing Law: This Agreement will be governed and construed consistent with the laws of the State of California.

15.	Notice: All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (except as may otherwise be specifically provided herein to the contrary) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or mailed by certified or registered mail with postage prepaid:

(a)	If to the Company to:	Central Garden & Pet Company
3697 Mt. Diablo Boulevard
Lafayette, CA 94549
Attention: Glenn W. Novotny

	with a copy to:	Orrick, Herrington & Sutcliffe LLP
The Old Federal Reserve Bank Building
400 Sansome Street
San Francisco, CA 94111
Attention: John F. Seegal, Esq.

(b)	If to the	James V. Heim
	Executive to:	760 La Salle Way
Napa, CA 94559

James V. Heim Employment Agreement

16.	Noncompetition Agreement: Executive covenants and agrees that for a period equal to the longer of five (5) years after (i) the date of this Agreement, or (ii) termination of employment with the Company (the “Noncompetition Period”), he will not, nor will he permit any entity or other person under his control to, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected with or have any interest in, as a shareholder, director, officer, employee, agent, consultant, partner, creditor or otherwise, any business or activity which engages in the manufacture, sale or distribution of pet supplies or lawn and garden products (collectively, the “Restricted Activity”), anywhere within (i) the State of California, (ii) any other state of the United States and the District of Columbia in which the Company or any of their subsidiaries or affiliates engages in or has engaged in the Restricted Activity during the past five years, or (iii) any foreign country in which the Company or any of their subsidiaries or affiliates engages in or has engaged in business during the past five years. In the event a court shall refuse to enforce the agreements contained in this Covenant, either because of the scope of the geographical area specified in this Covenant or the duration of the restrictions, the parties hereto expressly confirm their intention that the geographical areas covered hereby and the time period of the restrictions be deemed automatically reduced to the minimum extent necessary to permit enforcement.

James V. Heim Employment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this agreement the day and year first above written.

EXECUTIVE

/s/ James V. Heim
James V. Heim

CENTRAL GARDEN & PET COMPANY

By	/s/ Glenn W. Novotny
Glenn W. Novotny, President and Chief
Executive Officer

James V. Heim Employment Agreement Signatory Page